As filed with the Securities and Exchange Commission on August 9, 2023
Registration No. 333-267711

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-267711

UNDER
THE SECURITIES ACT OF 1933

Limeade, Inc.
(Exact name of registrant as specified in its charter)

Washington	06-1771116
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
10885 NE 4th Street Suite # 400 Bellevue, Washington (Address of Principal Executive Offices)	98004 (Zip Code)

Limeade, Inc. Amended and Restated 2006 Stock Plan
Limeade, Inc. Amended 2016 Stock Plan
Limeade, Inc. 2019 Omnibus Incentive Plan
(Full titles of the plans)

Sarah Visbeek
Corporate Secretary
Limeade, Inc.
10885 NE 4th Street Suite #400
Bellevue, Washington 98004
(888) 830-9830
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Eric A. DeJong, Esq. J. Sue Morgan, Esq. Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Limeade, Inc. (the “Company”), pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, with the U.S. Securities and Exchange Commission (the “SEC”):
•Registration Statement on Form S-8 (No. 333-267711), which was filed with the SEC on October 3, 2022, registering (i) 445,672 shares of the Company’s common stock, without par value (“Common Stock”), issuable upon the exercise of outstanding stock option awards under the Limeade, Inc. Amended and Restated 2006 Stock Plan; (ii) 5,968,419 shares of Common Stock issuable upon the exercise of outstanding stock option awards under the Limeade, Inc. Amended and Restated 2016 Stock Plan; (iii) 21,065,164 shares of Common Stock issuable upon the exercise of outstanding stock option awards under the Limeade, Inc. 2019 Omnibus Incentive Plan (“2019 Plan”); and (iv) 33,215,950 shares of Common Stock that may be issued under the 2019 Plan (including shares that may be issued under the 2019 Plan pursuant to outstanding restricted stock units, but excluding shares of Common Stock that may be issued pursuant to outstanding stock options under the 2019 Plan), plus such indeterminate number of shares of Common Stock as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the applicable plan.
On August 9, 2023, as contemplated by the Agreement and Plan of Merger, dated June 8, 2023 (the “Merger Agreement”), by and among the Company, WebMD Health Corp., a Delaware corporation (“Parent”) and Lotus Merger Sub, Inc., a Washington corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”).
As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to existing registration statements, including the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, State of Washington, on the 9th day of August, 2023.

LIMEADE, INC.

By:	/s/ RoseAnn Stampe
Name:	RoseAnn Stampe
Title:	Assistant Treasurer
Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.